Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

CareCloud, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other	1,000,000	$3.91	$3,910,000	$92.70 per $1,000,000	$362
Equity	Series B Preferred Stock, $0.001 par value per share	Other	200,000	$25.26	$5,052,000	$92.70 per $1,000,000	$468
Total Offering Amounts					$8,962,000		$830
Total Fee Offsets							-
Net Fee Due							$830

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall be deemed to cover any additional shares of Common Stock, $0.001 par value per share (the “Common Stock”) and Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”) of CareCloud, Inc. (the “Company”) that become issuable under the Company’s Amended and Restated Equity Incentive Plan (as amended, the “Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Represents 1,000,000 additional shares of Common Stock and 200,000 additional shares of Series B Preferred Stock reserved for future issuance under the Plan.

(3)	Represents the average of the high and low prices of the Common Stock and Series B Preferred Stock on June 9, 2022, as reported by NASDAQ Global Market, and is set forth solely for the purpose of calculating the filing fee pursuant to Rules 457(c) and 457(h) under the Securities Act.